SCHEDULE 13G	Page 1 of 36

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Hertz Global Holdings, Inc.

(Name of Issuer)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

42805T 10 5 (CUSIP Number)

December 31, 2006

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G	Page 2 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

TCG Holdings, L.L.C. IRS Identification Number: 54-1686011
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

66,500,000
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

66,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

66,500,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

28.6%
12	TYPE OF REPORTING PERSON

OO (Limited Liability Company)

SCHEDULE 13G	Page 3 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

TC Group, L.L.C. IRS Identification number: 54-1686957
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

66,500,000
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

66,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

66,500,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

28.6%
12	TYPE OF REPORTING PERSON

OO (Limited Liability Company)

SCHEDULE 13G	Page 4 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

TC Group IV, L.L.C. IRS Identification number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

66,500,000
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

66,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

66,500,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

28.6%
12	TYPE OF REPORTING PERSON

OO (Limited Liability Company)

SCHEDULE 13G	Page 5 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

TC Group IV, L.P. IRS Identification number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

66,500,000
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

66,500,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

66,500,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

28.6%
12	TYPE OF REPORTING PERSON

PN

SCHEDULE 13G	Page 6 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

Carlyle Partners IV, L.P. IRS Identification number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

63,918,543
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

63,918,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

63,918,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

27.5%
12	TYPE OF REPORTING PERSON

PN

SCHEDULE 13G	Page 7 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

CP IV Coinvestment, L.P. IRS Identification number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

2,581,457
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

2,581,457

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,581,457
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.1%
12	TYPE OF REPORTING PERSON

PN

SCHEDULE 13G	Page 8 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

Carlyle Offshore Partners II, Limited IRS Identification number: N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

10,000,000
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

10,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.3%
12	TYPE OF REPORTING PERSON

OO (Cayman Islands Exempt Company)

SCHEDULE 13G	Page 9 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

TCG Holdings Cayman, L.P. IRS Identification number: N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

10,000,000
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

10,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.3%
12	TYPE OF REPORTING PERSON

PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G	Page 10 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

TC Group Cayman, L.P. IRS Identification number: N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

10,000,000
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

10,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.3%
12	TYPE OF REPORTING PERSON

PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G	Page 11 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

CEP II Limited IRS Identification number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

10,000,000
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

10,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.3%
12	TYPE OF REPORTING PERSON

00 (Cayman limited Company)

SCHEDULE 13G	Page 12 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

CEP II GP, L.P. IRS Identification number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Alberta, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

10,000,000
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

10,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.3%
12	TYPE OF REPORTING PERSON

PN

SCHEDULE 13G	Page 13 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

CEP II U.S. Investments, L.P. IRS Identification number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

9,622,633
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

9,622,633

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,622,633
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.1%
12	TYPE OF REPORTING PERSON

PN

SCHEDULE 13G	Page 14 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

Carlyle Europe Partners II, L.P. IRS Identification number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

England

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

377,367
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

377,367

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

377,367
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.16%
12	TYPE OF REPORTING PERSON

PN

SCHEDULE 13G	Page 15 of 36

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

CEP II Participations S.a`r.l. SICAR IRS Identification number:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

0
6 SHARED VOTING POWER

377,367
7 SOLE DISPOSITIVE POWER

0
8 SHARED DISPOSITIVE POWER

377,367

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

377,367
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.16%
12	TYPE OF REPORTING PERSON

OO (Luxembourg Limited Liability Company)

SCHEDULE 13G	Page 16 of 36

ITEM 1.	(a)	Name of Issuer:

Hertz Global Holdings, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

225 Brae Boulevard Park Ridge, New Jersey 07656-0713

ITEM 2.	(a)	Name of Person Filing Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

TCG Holdings, L.L.C.

TC Group, L.L.C.

TC Group IV, L.L.C.

TC Group IV, L.P.

Carlyle Partners IV, L.P.

CP IV Coinvestment, L.P.

Carlyle Offshore Partners II, Limited

TCG Holdings Cayman, L.P.

TC Group Cayman, L.P.

CEP II Limited

CEP II GP, L.P.

CEP II U.S. Investments, L.P.

Carlyle Europe Partners II, L.P.

CEP II Participations S.a`r.l. SICAR

	(b)	Address of Principal Business Office:

c/o The Carlyle Group 1001 Pennsylvania Ave. NW Suite 220 South Washington, D.C. 20004-2505

	(c)	Citizenship of each Reporting Person is:

TCG Holdings, L.L.C. – Delaware

TC Group, L.L.C. – Delaware

TC Group IV, L.L.C. – Delaware

TC Group IV, L.P. – Delaware

Carlyle Partners IV, L.P. – Delaware

CP IV Coinvestment, L.P. – Delaware

Carlyle Offshore Partners II, Limited – Cayman Islands

TCG Holdings Cayman, L.P. – Cayman Islands

SCHEDULE 13G	Page 17 of 36

TC Group Cayman, L.P. – Cayman Islands

CEP II Limited – Cayman Islands

CEP II GP, L.P. – Alberta, Canada

CEP II U.S. Investments, L.P. – Delaware

Carlyle Europe Partners II, L.P. – England

CEP II Participations S.a`r.l. SICAR – Luxembourg

	(d)	Title of Class of Securities:

Common Stock, Par Value $0.01 Per Share

	(e)	CUSIP Number:

42805T 10 5

ITEM 3.	Not applicable.

SCHEDULE 13G	Page 18 of 36

ITEM 4.	Ownership

(a) - (c)

Reporting Person	Amount beneficially owned:	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
TCG Holdings, L.L.C.	66,500,000	28.6%	0	66,500,000	0	66,500,000
TC Group, L.L.C.	66,500,000	28.6%	0	66,500,000	0	66,500,000
TC Group IV, L.L.C.	66,500,000	28.6%	0	66,500,000	0	66,500,000
TC Group IV, L.P.	66,500,000	28.6%	0	66,500,000	0	66,500,000
Carlyle Partners IV, L.P.	63,918,543	27.5%	0	63,918,543	0	63,918,543
CP IV Coinvestment, L.P.	2,581,457	1.1%	0	2,581,457	0	2,581,457
Carlyle Offshore Partners II, Limited	10,000,000	4.3%	0	10,000,000	0	10,000,000
TCG Holdings Cayman, L.P.	10,000,000	4.3%	0	10,000,000	0	10,000,000
TC Group Cayman, L.P.	10,000,000	4.3%	0	10,000,000	0	10,000,000
CEP II Limited	10,000,000	4.3%	0	10,000,000	0	10,000,000
CEP II GP, L.P.	10,000,000	4.3%	0	10,000,000	0	10,000,000
CEP II U.S. Investments, L.P.	9,622,633	4.1%	0	9,622,633	0	9,622,633
Carlyle Europe Partners II, L.P.	377,367	0.16%	0	377,367	0	377,367
CEP II Participations S.a`r.l. SICAR	377,367	0.16%	0	377,367	0	377,367

TC Group, L.L.C. exercises investment discretion and control over the shares held by each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. through its indirect subsidiary TC Group IV, L.P., which is the sole general partner of each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group IV, L.L.C. TC Group IV, L.L.C. is the sole general partner of TC Group IV, L.P.

TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership.

CEP II Participations S.a`r.l. SICAR is wholly owned by Carlyle Europe Partners II, L.P. TCG Holdings Cayman, L.P. exercises investment discretion and control over the shares held by each of CEP II U.S. Investments, L.P. and CEP II Participations S.a`r.l. SICAR through its indirect subsidiary CEP II GP, L.P., which is the sole general partner of each of Carlyle Europe Partners II, L.P. and CEP II U.S. Investments, L.P. Carlyle Offshore Partners II, Limited is the general partner of TCG Holdings Cayman, L.P. TCG Holdings Cayman, L.P. is the general partner of TC Group Cayman, L.P. TC Group Cayman, L.P. is the sole shareholder of CEP II Limited. CEP II Limited

SCHEDULE 13G	Page 19 of 36

is the general partner of CEP II GP, L.P. Carlyle Offshore Partners II, Limited has 13 members with no member controlling more than 7.7% of the vote.

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

ITEM 8.	Identification and Classification of Members of the Group

Each of Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.a`r.l. SICAR (collectively, the “Carlyle Funds”) is a party to an Amended and Restated Stockholders Agreement, dated as of November 20, 2006 (the “Stockholders Agreement”), among Clayton Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P. and CD&R Parallel Fund VII, L.P. (the “CD&R Funds”), ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001 and ML Hertz Co Investor, L.P. (collectively, the “ML Funds”), CMC Hertz Partners, L.P., the Carlyle Funds and Hertz Global Holdings, Inc. The Stockholders Agreement requires the parties to vote their shares of the common stock of Hertz Global Holdings, Inc. (the “Common Stock”) for directors that are designated in accordance with the provisions of the Stockholders Agreement. The Stockholders Agreement restricts the parties from selling Common Stock in certain instances and, in some negotiated transactions, requires the seller to offer each other party an opportunity to participate in the sale. In addition, the Stockholders Agreement requires the parties to vote their shares of Common Stock pursuant to the instructions of certain groups of investors with respect to certain change of control transactions. The aggregate number of shares of Common Stock beneficially owned collectively by the Carlyle Funds, the CD&R Funds, the ML Funds and CMC-Hertz Partners, L.P., based on available information, is approximately 229,500,000, which represents approximately 72% of the outstanding common stock of Hertz Global Holdings, Inc. The stock ownership reported for the Carlyle Funds does not include any shares owned by other parties to the Stockholders Agreement. Each of the Carlyle Funds disclaims beneficial ownership of any shares of Common Stock owned by the other parties to the Stockholders Agreement.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

Not applicable

SCHEDULE 13G	Page 20 of 36

Signature Page 1 of 8

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2007

TCG Holdings, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group, L.L.C.

By:	TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group IV, L.L.C.

By:	TC Group, L.L.C., as its Managing Member

By:	TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 21 of 36

Signature Page 2 of 8

TC Group IV, L.P.

By:	TC Group IV, L.L.C., as its Managing Member

By:	TC Group, L.L.C., as its Managing Member

By:	TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Carlyle Partners IV, L.P.

By:	TC Group IV, L.P., as its General Partner

By:	TC Group IV, L.L.C., as its Managing Member

By:	TC Group, L.L.C., as its Managing Member

By:	TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 22 of 36

Signature Page 3 of 8

CP IV Coinvestment, L.P.

By:	TC Group IV, L.P., as its General Partner

By:	TC Group IV, L.L.C., as its Managing Member

By:	TC Group, L.L.C., as its Managing Member

By:	TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Carlyle Offshore Partners II, Limited

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TCG Holdings Cayman, L.P.

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 23 of 36

Signature Page 4 of 8

TC Group Cayman, L.P.

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CEP II Limited

By:	TC Group Cayman, L.P., as its Sole Shareholder

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 24 of 36

Signature Page 5 of 8

CEP II GP, L.P.

By:	CEP II Limited, as its General Partner

By:	TC Group Cayman, L.P., as its Sole Shareholder

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 25 of 36

Signature Page 6 of 8

CEP II U.S. Investments, L.P.

By:	CEP II GP, L.P., as its General Partner

By:	CEP II Limited, as its General Partner

By:	TC Group Cayman, L.P., as its Sole Shareholder

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello

Name:	Daniel A. D’Aniello

Title:	Managing Director

SCHEDULE 13G	Page 26 of 36

Signature Page 7 of 8

Carlyle Europe Partners II, L.P.

By:	CEP II GP, L.P., as its General Partner

By:	CEP II Limited, as its General Partner

By:	TC Group Cayman, L.P., as its Sole Shareholder

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello

Name:	Daniel A. D’Aniello

Title:	Managing Director

SCHEDULE 13G	Page 27 of 36

Signature Page 8 of 8

CEP II Participations S.a`r.l. SICAR

By:	Carlyle Europe Partners II, L.P., as its sole shareholder

By:	CEP II GP, L.P., as its General Partner

By:	CEP II Limited, as its General Partner

By:	TC Group Cayman, L.P., as its Sole Shareholder

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 28 of 36

Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them, par value $0.01 per share, of Hertz Global Holdings, Inc., a Delaware corporation. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

[Remainder of this page has been left intentionally blank.]

SCHEDULE 13G	Page 29 of 36

Signature Page 1 of 8

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 13th day of February, 2007.

TCG Holdings, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group, L.L.C.

By:	TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group IV, L.L.C.

By:	TC Group, L.L.C., as its Managing Member

By:	TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 30 of 36

Signature Page 2 of 8

TC Group IV, L.P.

By:	TC Group IV, L.L.C., as its Managing Member

By:	TC Group, L.L.C., as its Managing Member

By:	TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Carlyle Partners IV, L.P.

By:	TC Group IV, L.P., as its General Partner

By:	TC Group IV, L.L.C., as its Managing Member

By:	TC Group, L.L.C., as its Managing Member

By:	TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 31 of 36

Signature Page 3 of 8

CP IV Coinvestment, L.P.

By:	TC Group IV, L.P., as its General Partner

By:	TC Group IV, L.L.C., as its Managing Member

By:	TC Group, L.L.C., as its Managing Member

By:	TCG Holdings, L.L.C., as its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Carlyle Offshore Partners II, Limited

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TCG Holdings Cayman, L.P.

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 32 of 36

Signature Page 4 of 8

TC Group Cayman, L.P.

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CEP II Limited

By:	TC Group Cayman, L.P., as its Sole Shareholder

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 33 of 36

Signature Page 5 of 8

CEP II GP, L.P.

By:	CEP II Limited, as its General Partner

By:	TC Group Cayman, L.P., as its Sole Shareholder

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 34 of 36

Signature Page 6 of 8

CEP II U.S. Investments, L.P.

By:	CEP II GP, L.P., as its General Partner

By:	CEP II Limited, as its General Partner

By:	TC Group Cayman, L.P., as its Sole Shareholder

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 35 of 36

Signature Page 7 of 8

Carlyle Europe Partners II, L.P.

By:	CEP II GP, L.P., as its General Partner

By:	CEP II Limited, as its General Partner

By:	TC Group Cayman, L.P., as its Sole Shareholder

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

SCHEDULE 13G	Page 36 of 36

Signature Page 8 of 8

CEP II Participations S.a`r.l. SICAR

By:	Carlyle Europe Partners II, L.P., as its sole shareholder

By:	CEP II GP, L.P., as its General Partner

By:	CEP II Limited, as its General Partner

By:	TC Group Cayman, L.P., as its Sole Shareholder

By:	TCG Holdings Cayman, L.P., as its General Partner

By:	Carlyle Offshore Partners II, Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director